NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
(512) 527-2921	(415) 828-8298
investor@valence.com	jeff@blueshirtgroup.com

Valence Technology Reports Fiscal 2011 First Quarter Financial Results

AUSTIN, Texas, August 4, 2010 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based global manufacturer of advanced energy storage solutions, today reported financial results for its fiscal 2011 first quarter ended June 30, 2010. The Company also provided highlights of its business and operations, including its outlook for the second quarter of fiscal 2011.

Summary of results for fiscal 2011 first quarter compared to fiscal first quarter of 2010:

•	Revenue increased 19% to $5.6 million compared to $4.7 million.

•	Gross margin was 17% in both quarters.

•	Operating expenses decreased 22% to $4.5 million compared to $5.8 million.

•	Operating loss narrowed to $3.5 million compared to a loss of $5.0 million.

•	Net loss available to common shareholders was $4.7 million, or $0.04 per share, compared to a loss of $6.2 million, or $0.05 per share.

•	Sequentially (fourth quarter of fiscal 2010 to first quarter of fiscal 2011), the Company experienced a 43% growth in revenue while improving its gross margins from 12% to 17%.

•	Substantial sales to specialty sectors as well as to electric and hybrid fleet truck manufacturers: specifically Segway, Smith Electric Vehicles U.S., Enova Systems, and Optare.

Executive Commentary:
"Our relationships with the commercial fleet and specialty businesses are proving to be mutually beneficial. Our work in these industries is now showing both consistency and growth within our revenue mix. Together we offer customers clean, quiet, and reliable sources of energy storage,” said Robert L. Kanode, president and chief executive officer of Valence Technology.

 "Valence’s products, performance, and safe chemistry differentiate us from our competitors in the energy storage market. Demand for advanced energy solutions is very strong, driven by the commercial fleet owner’s goal of supplying clean and environmentally friendly trucks and buses to the market," added Kanode. “Based on a strong start to the fiscal year, we expect fiscal year 2011 to be a robust year in terms of supply agreements and the associated top line growth.”

Business Outlook:
Valence expects its second quarter revenue to be between $8 - $10 million, which represents triple digit growth from the same period last year.

Conference Call and Webcast:
Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its first quarter fiscal year 2011 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153). No passcode is required.  The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CDT on August 4, 2010, through 6:30 p.m. CDT on August 18, 2010. To access the replay, please dial (800) 642-1687 and enter conference passcode 88012069. Callers outside the United States and Canada can access the replay by dialing (706) 645-9291 and entering the conference passcode mentioned above.

About Valence Technology, Inc.:
Valence Technology is the global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Valence Technology is strategically aligned by five business segments: Motive, Marine, Stationary, Industrial and Military. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC. For more information, visit www.valence.com.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements that we believe that we will have higher revenues, more product demand and customer growth, we are positioned for better execution, and our technology and technology roadmap will contribute to our future success, as well as our financial guidance. Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern and/or achieve our corporate goals; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; our ability to meet the continued listing requirements of the NASDAQ Capital Market, particularly the $1 minimum bid price requirements; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to protect and enforce our current and future intellectual property; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; our dependence on limited suppliers for key raw materials, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.
SOURCE: Valence Technology, Inc.

Copyright Business Wire 2010

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2010	March 31, 2010
ASSETS
Cash	$2,528	$3,172
Restricted Cash	$1,070	—
Accounts Receivable	$4,651	$2,919
Inventory	$7,885	$5,597
Prepaids and Other Current Assets	$1,889	$1,557
Total Current Assets	$18,023	$13,245

Fixed Assets	$4,727	$4,931

Total Assets	$22,750	$18,176

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$5,055	$1,815
Accrued Expenses	$6,462	$4,653
Short Term Debt	$19,895	$19,853
Total Current Liabilities	$31,412	$26,321

Long Term Debt and Other Liabilities	$63,105	$62,360
Total Liabilities	$94,517	$88,681

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(80,377)	$(79,115)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$22,750	$18,176

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2010	2009

Total Revenues	$5,572	$4,717

Cost of Goods Sold	$4,647	$3,910

Gross Margin Profit	$925	$807

Operating Expenses	$4,454	$5,769

Operating Loss	$(3,529)	$(4,962)

Net Loss Available to Common Stockholders	$(4,654)	$(6,197)

Net loss per share available to common stockholders	$(0.04)	$(0.05)

Shares used in computing net loss per share available to common stockholders, basic and diluted	132,409	123,660